     As filed with the Securities and Exchange Commission on May 26, 1998
                                                      Registration No. 333-24283
================================================================================

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                               ---------------------

                           POST-EFFECTIVE AMENDMENT NO. 1
                                         TO
                                      FORM S-8
                              REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933

                               ---------------------

                                   USW-C, INC.(1)
                          (to be renamed "U S WEST, Inc.")
               (Exact name of registrant as specified in its charter)

                 Delaware                                 84-0953188
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                    Identification No.)

                               1801 CALIFORNIA STREET
                               DENVER, COLORADO 80202
                                   (303) 672-2700
(Address, zip code, telephone number, and area code, of registrant's principal executive offices)

                               ---------------------

                           U S WEST COMMUNICATIONS GROUP
                       1997 BROAD-BASED STOCK OPTION PLAN(2)
           (to be renamed "U S WEST 1998 Broad-Based Stock Option Plan")
                              (Full title of the Plan)

                               ---------------------

                             Thomas O. McGimpsey, Esq.
                                    USW-C, Inc.
                               1801 California Street
                               Denver, Colorado 80202
                                   (303) 793-6676
(Name, address, zip code, telephone number and area code, of agent for service)

                               ---------------------

(1) This Post-Effective Amendment No. 1 is being filed by USW-C, Inc. as successor issuer to U S WEST, Inc. pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended.
(2) The U S WEST 1998 Broad-Based Stock Option Plan is an amendment and restatement of the U S WEST Communications Group 1997 Broad-Based Stock Option Plan.

================================================================================

                                       GENERAL

     This Post-Effective Amendment No. 1 ("Post-Effective Amendment No. 1") to the Registration Statement on Form S-8 (Commission File No. 333-24283) (the "Registration Statement") of U S WEST, Inc., a Delaware corporation
("U S WEST"), is filed pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "Act"), by USW-C, Inc., a Delaware corporation (to be renamed "U S WEST, Inc." after the Separation described below) ("USW-C" or the "Company"). In connection with the Separation, USW-C hereby adopts this Registration Statement as its own for all purposes under the Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). After giving effect to the filing of this Post-Effective Amendment No. 1 and the Separation, the Communications Group Common Stock will cease to exist and U S WEST will no longer be the issuer of the securities covered by this Registration Statement or be the registrant hereunder.

     As originally filed with the Securities and Exchange Commission (the "Commission"), the Registration Statement registered 6,000,000 shares of U S WEST Communications Group Common Stock, $.01 par value per share, ("Communications Group Common Stock"), of U S WEST. After giving effect to the filing of this Post-Effective Amendment No. 1, the securities covered by the Registration Statement will be 6,000,000 shares of common stock, $.01 par value per share (the "USW-C Common Stock"), of USW-C plus certain stock purchase rights.

     As originally filed with the Commission, the plan to which this Registration Statement related was the U S WEST Communications Group 1997 Broad-Based Stock Option Plan. After giving effect to the filing of this Post-Effective Amendment No. 1 and the Separation, such plan is being amended and restated as the U S WEST 1998 Broad-Based Stock Option Plan (the "Plan"). The Plan will become effective in accordance with its terms upon consummation of the Separation.

                                     SEPARATION

     On October 25, 1997, the Board of Directors of U S WEST adopted a proposal to separate U S WEST into two independent companies (the "Separation"). As a result of the Separation, the U S WEST Communications Group (the "Communications Group") will become a separately traded public company known as "U S WEST, Inc." and the U S WEST Media Group ("Media Group") will become a separately traded public company known as "MediaOne Group, Inc." The Communications Group provides telecommunications services, including local telephone services and exchange access services, in a 14-state mountain and western region of the United States. The Communications Group also provides other products and services, including high speed data and Internet services and wireless communications services to customers both inside and outside its region. The Media Group is comprised of domestic and international broadband communications, wireless communications and directory businesses. In connection with the Separation, the Media Group's domestic directories business ("Dex") will be aligned with the Communications Group. In order to complete the Separation, U S WEST will contribute the businesses of Communications Group and Dex to USW-C and then (i) redeem each share of Communications Group Common Stock for a share of USW-C Common Stock and

(ii) distribute $850 million in value of USW-C Common Stock to holders of Media Group Common Stock specifically relating to the contribution of Dex.

     The Separation and related transactions are described more fully in USW-C's Registration Statement on Form S-4 filed with the Commission (File
No. 333-45765) on February 6, 1998, as amended.

                                       PART I

                  INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. USW-C, Inc. shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, USW-C shall furnish the Commission or its staff a copy or copies of any or all documents included in such file.

                                      PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been filed by USW-C, Inc., a Delaware corporation ("USW-C" or the "Company") and its predecessor U S WEST, Inc., a Delaware corporation ("U S WEST ") with the Commission (File Nos. 1-14087 and 1-8611) and are incorporated herein by reference: (i) U S WEST's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 13, 1998; (ii) U S WEST's Current Reports on Form 8-K dated January 29, 1998, February 17, 1998, March 25, 1998 (as amended by Form 8-K/A filed April 13, 1998), April 17, 1998 and May 5, 1998; (iii) U S WEST's Proxy Statement on Schedule 14A filed April 20, 1998; (iv) the description of Common Stock and preferred stock purchase rights of USW-C contained in USW-C's Registration Statement on Form 8-A filed on May 1, 1998 (as amended by
Form 8-A/A filed May 12, 1998) and USW-C's Registration Statement on Form 8-A filed May 12, 1998; (v) USW-C's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and (vi) USW-C's Current Report on Form 8-K dated May 15, 1998.

     All documents filed by USW-C pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  DESCRIPTION OF SECURITIES.

     The class of securities to be offered hereby is registered under Section 12 of the Exchange Act.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits USW-C's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of USW-C, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     USW-C's Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law.

     As permitted by Section 102 of the DGCL, USW-C's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to USW-C and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to USW-C or its stockholders, for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

     The directors and officers of USW-C are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by USW-C.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

Item 8.  EXHIBITS.

     Exhibits identified in parentheses below are on file with the SEC, and are incorporated herein by reference to such previous filings.

Exhibit
Number         Description
-------        -----------

(2) Form of Separation Agreement, between U S WEST, Inc. (to be renamed "MediaOne Group, Inc.") and USW-C, Inc. (to be renamed "U S WEST, Inc.") (Exhibit 2 to Registration Statement
               No. 333-45765).

(3-A) Restated Certificate of Incorporation of USW-C, Inc. (Exhibit 3-A to Registration Statement No. 333-45765).

(3-B) Amended and Restated Bylaws of USW-C, Inc. (Exhibit 3-B to Registration Statement No. 333-45765).

(4) Form of Rights Agreement between USW-C, Inc., a Delaware corporation, and State Street Bank and Trust Company, as Rights Agent (Exhibit 4-A to Registration Statement No. 333-45765).

5 Opinion of Thomas O. McGimpsey, Corporate Counsel and Assistant Secretary of USW-C, Inc., regarding the legality of the Securities being registered.

23-A           Consent of Arthur Andersen LLP.

23-B           Consent of Coopers & Lybrand L.L.P.

23-C The Consent of Thomas O. McGimpsey, Corporate Counsel and Assistant Secretary of USW-C, Inc., is included in the opinion of counsel filed as Exhibit 5.

24 Powers of Attorney executed by directors and officers who signed this registration statement.

Item 9.  UNDERTAKINGS.

(a)  Rule 415 Offerings.

     USW-C hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)  Form S-8 Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, USW-C, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 26th day of May 1998.

                                       USW-C, Inc.


                                       By: /s/ THOMAS O. MCGIMPSEY
                                          -------------------------------------
                                               Thomas O. McGimpsey
                                               Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

     /s/ SOLOMON D. TRUJILLO*
----------------------------------------------  President and Chief Executive Officer
         Solomon D. Trujillo

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

     /s/ ALLAN R. SPIES*
----------------------------------------------  Executive Vice President and Chief Financial Officer
         Allan R. Spies

DIRECTOR:

     /s/ SOLOMON D. TRUJILLO*
----------------------------------------------
         Solomon D. Trujillo

*By: /s/ THOMAS O. MCGIMPSEY
----------------------------------------------
         THOMAS O. MCGIMPSEY
         ASSISTANT SECRETARY
         ATTORNEY-IN-FACT

Dated: May 26, 1998

                                   EXHIBIT INDEX

Exhibit
Number          Description
-------         ------------
(2)             Form of Separation Agreement, between U S WEST, Inc. (to be renamed Media One Group, Inc.) and USW-C, Inc. (to be renamed
                U S WEST, Inc.) (Exhibit 2 to Registration Statement
                No. 333-45765).

(3-A) Restated Certificate of Incorporation of USW-C, Inc. (Exhibit 3-A to Registration Statement No. 333-45765).

(3-B) Amended and Restated Bylaws of USW-C, Inc. (Exhibit 3-B to Registration Statement No. 333-45765).

(4) Form of Rights Agreement between USW-C, Inc., a Delaware corporation, and State Street Bank and Trust Company, as Rights Agent (Exhibit 4-A to Registration Statement No. 333-45765).

5 Opinion of Thomas O. McGimpsey, Corporate Counsel and Assistant Secretary of USW-C, Inc., regarding the legality of the securities being registered.

23-A            Consent of Arthur Andersen LLP.

23-B            Consent of Coopers & Lybrand L.L.P.

23-C Consent of Thomas O. McGimpsey, Corporate Counsel and Assistant Secretary of USW-C, Inc., is included in the opinion of counsel filed as Exhibit 5.

24 Powers of Attorney executed by directors and officers who signed this registration statement.